Exhibit 99.1

Executive Offices One Parkway North Blvd. Suite 100 Deerfield, IL 60015-2559	For Further Information Contact: investorrelations@essendant.com (847) 627-2900

ESSENDANT REPORTS FIRST QUARTER 2017 RESULTS

Company Announces CFO Transition

DEERFIELD, Ill., April 26, 2017 – Essendant Inc. (NASDAQ: ESND), a leading national wholesale distributor of workplace items, today announced financial results for the first quarter ended March 31, 2017.  Key results for first quarter 2017 were as follows:

First Quarter 2017 Summary

•	Revenue declined 6.1% or $(82.9) million, year-over-year to $1.3 billion
•	The Company recognized a goodwill impairment charge of $(192.3) million, after-tax, in the quarter as a result of market capitalization declines compared to book value
•	GAAP diluted loss per share in the quarter of $(5.15) decreased compared to earnings of $0.45 in the prior year
•	Adjusted diluted earnings per share(1) of $0.25 in the quarter decreased as compared to $0.45 in the prior year
•	Free cash flow(1) was $44.7 million in the quarter, an increase of $65.1 million as compared to $(20.4) million in the prior year

“Our first quarter operating results reflect the impact of our transformation initiatives which enabled us to deliver sequential earnings growth,” said Robert B. Aiken, Jr., president and chief executive officer of Essendant.

“We are pleased to be building momentum behind our initiatives, including improvement in our industrial supplies category, and we are on track to enhance Essendant’s long-term earnings power, while recognizing we still have work to do to improve our top line. Our transformation actions are centered upon driving merchandising excellence through better sourcing and assortment and stronger alignment between our pricing and our cost to serve. We are also taking action to win back revenue in the JanSan distributor channel, diversifying and growing our industrial channel, driving productivity and cost reductions and further reducing our working capital. Through these actions we expect to deliver improved financial performance and value for shareholders.”

(1)	This is non-GAAP information. See the Reconciliation of Non-GAAP Financial Measures section of this document for more information.

Note: All EPS numbers in this document are diluted, except losses or unless stated otherwise.

Essendant Reports First Quarter 2017 Results

First Quarter Performance

•

Net sales decreased 6.1% in comparison to the prior year quarter, driven principally by reduced sales in our technology products and JanSan categories, partly offset by growth in our cut-sheet paper products and industrial supplies categories. Net sales by product category were:

•	JanSan: revenues of $334.4 million, a decrease of $(31.1) million or 8.5%, primarily driven by declines in national big-box retailers
•	Technology Products: revenues of $306.4 million, a decrease of $(45.6) million or 13.0%, due to reduced supplier promotions in low-margin ink and toner sales
•	Traditional Office Products: revenues of $194.0 million, a decrease of $(18.3) million or 8.6%, primarily driven by sales declines in the independent dealer channel
•	Industrial Supplies: revenues of $146.7 million, an increase of $7.3 million or 5.2% driven by growth initiatives and improving sector environment
•	Cut-sheet Paper Products: revenues of $102.0 million, an increase of $10.6 million or 11.6%, due to independent dealer channel sales increases
•	Automotive: revenues of $78.8 million, a decrease of $(0.6) million or 0.8%
•	Office Furniture: revenues of $70.1 million, a decrease of $(4.6) million or 6.1%, driven by sales declines in the independent dealer channel and national big-box retailers
•	Gross profit was $185.7 million, a decline of $(14.4) million versus the prior year quarter resulting from:
•	Lower sales volume of $(10.5) million
•	Higher freight costs of $(3.1) million
•	Lower supplier allowances of $(2.6) million driven by lower product purchases
•	Partially offset by favorable inflation benefits of $0.9 million.
•	Operating expenses were $371.9 million, an increase from $167.7 million in the prior year quarter resulting from:
•	Goodwill impairment of $(198.8) million
•	Increased litigation accrual of $(6.0) million
•	Transformational consultancy expenses of $(3.0) million
•	Reductions in occupancy expenses of $1.7 million
•	Reductions in employee related expenses of $1.4 million
•	Income tax benefit was $4.3 million in the first quarter of 2017 as compared to expense of $10.0 million in the prior year quarter due to pretax loss in the current quarter.
•

GAAP diluted loss per share was $(5.15) compared to GAAP diluted earnings per share of $0.45 in the quarter last year. Adjusted diluted earnings per share(1) were $0.25 compared to adjusted earnings per share of $0.45 in the quarter last year.

Outlook for 2017

The following outlooks exclude the impacts of any new acquisitions or unusual charges.

•	Net sales are expected to be flat to down 4%
•	Adjusted diluted earnings per share(1) are expected to improve sequentially throughout 2017
•	Free cash flow(1) generation expected to be in the range of $50 million to $70 million

Essendant Reports First Quarter 2017 Results

Essendant Announces CFO Transition

Essendant also announced today that Janet Zelenka has been appointed Chief Financial Officer, effective May 26, 2017.  Ms. Zelenka will succeed Earl Shanks who will be retiring from the Company after assisting in a brief transition.

Ms. Zelenka joined Essendant in 2006 and currently serves as the Company’s Chief Information Officer.  Previously, she held senior finance roles at the Company, including Vice President of Finance and Margin Management.  Prior to joining Essendant, Ms. Zelenka held executive positions at SBC-Ameritech, including Chief Financial Officer of Information Technology.  The company’s IT function will continue to report to Ms. Zelenka in her new role as Chief Financial Officer.

Mr. Aiken commented, “I want to thank Earl for his commitment to Essendant and the many contributions he has made to the Company during his tenure.  He has played a key role in guiding the Company as we have developed and implemented our transformation plan.  I appreciate Earl’s willingness to assist us in ensuring a smooth transition and wish him well in the future.”

Mr. Aiken continued, “I am also pleased that Janet will assume the role of CFO going forward.  Janet brings a clear understanding of our business developed over more than 10 years with the Company along with deep financial expertise.  We have worked closely together and I am confident she is the right person to lead our finance organization going forward.”

Conference Call

Essendant will hold a conference call followed by a question and answer session on Thursday, April 27, 2017, at 7:30 a.m. CST, to discuss first quarter 2017 results. To participate, callers within the U.S. and Canada should dial (877) 358-2531 and international callers should dial (412) 902-6623 approximately 10 minutes before the presentation.  The conference ID is “10103548.”  To listen to the webcast, participants should visit the Investors section of the company’s website (investors.essendant.com), and click on the “Essendant Q1 2017 Earnings Call” button on the right side of the page, several minutes before the event is broadcast.   Interested parties can access an archived version of the call, this news release, a financial slide presentation and other information related to the call, also located on the quarterly results section of Essendant’s investor website, within hours after the call ends.

Essendant Reports First Quarter 2017 Results

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature.  These statements are based on management’s current expectations, forecasts and assumptions.  This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here.  These risks and uncertainties include, but are not limited to the following: Essendant's reliance on key customers, and the risks inherent in continuing or increased customer concentration and consolidations; the impact of price transparency, customer consolidation and product sales mix changes on the Company’s sales and margins; Essendant's reliance on independent resellers for a significant percentage of its net sales and, therefore, the importance of the continued independence, viability and success of these resellers; Essendant's reliance on supplier allowances and promotional incentives; Essendant’s exposure to the credit risk of its customers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from e-tailers and product manufacturers who sell directly to Essendant's customers; the impact of supply chain disruptions or changes in key suppliers’ distribution strategies; continued declines in end-user demand for products in the office, technology and furniture product categories; Essendant may experience financial cycles due to secular consumer demand, recession or other events, most notably in the Company’s Industrial and Automotive businesses; the impact of the Company’s transformation program and possible disruption of business operations and relationships with customers and suppliers; Essendant's ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; Essendant's ability to attract and retain key management personnel; the costs and risks related to compliance with laws, regulations and industry standards affecting Essendant's business; Essendant's ability to maintain its existing information technology systems and to successfully procure, develop and implement new systems and services without business disruption or other unanticipated difficulties or costs; the impact on the Company’s reputation and relationships of a breach of the Company’s information technology systems or a failure to maintain the security of private information; the availability of financing sources to meet Essendant's business needs; Essendant's success in effectively identifying, consummating and integrating acquisitions; and unexpected events that could disrupt business operations, increasing costs and decreasing revenues.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect Essendant's results, please see the company’s Securities and Exchange Commission filings.  The forward-looking information in this news release is made as of this date only, and the company does not undertake any obligation to update any forward-looking statement.  Investors are advised to consult any further disclosure by Essendant regarding the matters discussed in this news release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time.  It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

Essendant Inc. is a leading national wholesale distributor of workplace items, with 2016 net sales of $5.4 billion. The company sells a broad assortment of over 190,000 items, including janitorial and breakroom supplies, technology products, traditional office products, industrial supplies, cut sheet paper products, automotive products and office furniture. The Company’s network of 70 distribution centers enables the Company to ship most products overnight to more than ninety percent of the U.S. For more information, visit www.essendant.com.

Essendant common stock trades on the NASDAQ Global Select Market under the symbol ESND.

Essendant Reports First Quarter 2017 Results

Essendant Inc. and Subsidiaries

Condensed Consolidated Statements of (Loss) Income

(in thousands, except per share data)

	For the Three Months Ended
	March 31,
	2017	2016
Net sales	$1,269,383	$1,352,296
Cost of goods sold	1,083,715	1,152,214
Gross profit	185,668	200,082
Operating expenses:
Warehousing, marketing and administrative expenses	173,022	167,678
Impairment of goodwill	198,828	-
Operating (loss) income	(186,182)	32,404
Interest expense, net	6,739	5,897
(Loss) income before income taxes	(192,921)	26,507
Income tax (benefit) expense	(4,328)	9,977
Net (loss) income	$(188,593)	$16,530
Net (loss) income per share - basic:	$(5.15)	$0.45
Average number of common shares outstanding - basic	36,644	36,593
Net (loss) income per share - diluted:	$(5.15)	$0.45
Average number of common shares outstanding - diluted	36,644	36,875
Dividends declared per share	$0.14	$0.14

Essendant Reports First Quarter 2017 Results

Essendant Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	(Unaudited)	(Audited)
	As of March 31,	As of December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$22,635	$21,329
Accounts receivable, less allowance for doubtful accounts of $17,639 in 2017 and $18,196 in 2016	679,770	678,184
Inventories	826,369	876,837
Other current assets	41,287	32,100
Total current assets	1,570,061	1,608,450
Property, plant and equipment, net	124,735	128,251
Intangible assets, net	80,775	83,690
Goodwill	99,211	297,906
Other long-term assets	45,435	45,209
Total assets	$1,920,217	$2,163,506
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$487,820	$484,602
Accrued liabilities	187,125	197,804
Current maturities of long-term debt	6,094	28
Total current liabilities	681,039	682,434
Deferred income taxes	1,486	6,378
Long-term debt	565,380	608,941
Other long-term liabilities	81,701	84,647
Total liabilities	1,329,606	1,382,400
Stockholders’ equity:
Common stock, $0.10 par value; authorized - 100,000,000 shares, issued - 74,435,628 shares in 2017 and 2016	7,444	7,444
Additional paid-in capital	411,586	409,805
Treasury stock, at cost – 36,935,577 shares in 2017 and 36,951,522 shares in 2016	(1,096,412)	(1,096,744)
Retained earnings	1,313,292	1,507,057
Accumulated other comprehensive loss	(45,299)	(46,456)
Total stockholders’ equity	590,611	781,106
Total liabilities and stockholders’ equity	$1,920,217	$2,163,506

Essendant Reports First Quarter 2017 Results

Essendant Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Three Months Ended
	March 31,
	2017	2016
Cash Flows From Operating Activities:
Net (loss) income	$(188,593)	$16,530
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	10,965	11,731
Share-based compensation	2,468	2,911
Gain on the disposition of property, plant and equipment	(319)	(167)
Amortization of capitalized financing costs	437	166
Excess tax cost related to share-based compensation	-	133
Deferred income taxes	4,280	(1,881)
Impairment of goodwill	198,828	-
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(1,544)	(24,819)
Decrease in inventory	50,531	28,018
Increase in other assets	(9,915)	(24,774)
Increase (decrease) in accounts payable	3,238	(10,723)
(Decrease) increase in accrued liabilities	(15,828)	1,997
Decrease in other liabilities	(1,523)	(9,943)
Net cash provided by (used in) operating activities	53,025	(10,821)
Cash Flows From Investing Activities:
Capital expenditures	(8,312)	(9,877)
Proceeds from the disposition of property, plant and equipment	-	281
Net cash used in investing activities	(8,312)	(9,596)
Cash Flows From Financing Activities:
Net borrowings under revolving credit facility	90,112	37,388
Borrowings under Term Loan	77,600	-
Net repayments under Securitization Program	(200,000)	-
Net (disbursements) proceeds from share-based compensation arrangements	(310)	339
Acquisition of treasury stock, at cost	-	(6,839)
Payment of cash dividends	(5,167)	(5,160)
Excess tax cost related to share-based compensation	-	(133)
Payment of debt issuance costs	(5,678)	-
Net cash (used in) provided by financing activities	(43,443)	25,595
Effect of exchange rate changes on cash and cash equivalents	36	269
Net change in cash and cash equivalents	1,306	5,447
Cash and cash equivalents, beginning of period	21,329	29,983
Cash and cash equivalents, end of period	$22,635	$35,430
Other Cash Flow Information:
Income tax payments, net	$11,555	$1,027
Interest paid	7,658	7,292

Essendant Reports First Quarter 2017 Results

Essendant Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Expenses, Adjusted Operating Income,

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted EBITDA, and Free Cash Flow

The Non-GAAP table below presents Adjusted Operating Expenses, Adjusted Operating Income, Adjusted Net Income, Adjusted Diluted Earnings per Share, Adjusted EBITDA and Free Cash Flow for the three months ended March 31, 2017 and 2016. These non-GAAP measures exclude certain non-recurring items and exclude other items that do not reflect the Company’s ongoing operations and are included to provide investors with useful information about the financial performance of our business. The presented non-GAAP financial measures should not be considered in isolation or as substitutes for the comparable GAAP financial measures. The non-GAAP financial measures do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP, and these non-GAAP financial measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP financial measures.

In order to calculate the non-GAAP measures, management excludes the following items to the extent they occur in the reporting period, to facilitate the comparison of current and prior year results and ongoing operations, as management believes these items do not reflect the underlying cost structure of our business. These items can vary significantly in amount and frequency.

•

Restructuring charges. Workforce reduction and facility closure charges such as employee termination costs, facility closure and consolidation costs, and other costs directly associated with shifting business strategies or business conditions that are part of a restructuring program.

Restructuring actions were taken in 2015 to improve our operational utilization, labor spend, inventory performance and functional alignment of the organization. This included workforce reductions and facility consolidations with an expense impact of $0.3 million in the first quarter of 2016.

•

Gain or loss on sale of assets or businesses. Sales of assets, such as buildings or equipment, and businesses can cause gains or losses. These transactions occur as the Company is repositioning its business and reviewing its cost structure.

•	Severance costs for operating leadership. Employee termination costs related to members of the Company’s operating leadership team are excluded as they are based upon individual agreements.

•	Asset impairments. Changes in strategy or macroeconomic events may cause asset impairments.

In the quarter ended March 31, 2017, the Company recorded impairment of goodwill of $198.8 million, based on a decline in market capitalization.

•

Other actions.  Actions, which may be non-recurring events, that result from the changing strategies and needs of the Company and do not reflect the underlying expense of the on-going business. These include charges related to litigation totaling $6.0 million and transformational consultancy expenses totaling $3.0 million.

Adjusted operating expenses and adjusted operating income. Adjusted operating expenses and adjusted operating income provide management and our investors with an understanding of the results from the primary operations of our business by excluding the effects of items described above that do not reflect the ordinary expenses and earnings of our operations. Adjusted operating expenses and adjusted operating income are used to evaluate our period-over-period operating performance as they are more comparable measures of our continuing business. These measures may be useful to an investor in evaluating the underlying operating performance of our business.

Adjusted net income and adjusted diluted earnings per share. Adjusted net income and adjusted diluted earnings per share provide a more comparable view of our Company’s underlying performance and trends than the comparable GAAP measures. Net income and diluted earnings per share are adjusted for the effect of items described above that do not reflect the ordinary earnings of our operations.

Essendant Reports First Quarter 2017 Results

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). Adjusted EBITDA is helpful in evaluating our operating performance and is used by management for various purposes, including as a measure of performance and as a basis for strategic planning and forecasting. Net income is adjusted for the effect of interest, taxes, depreciation and amortization and stock-based compensation expense. Management believes that adjusted EBITDA is also commonly used by investors to evaluate operating performance between competitors because it helps reduce variability caused by differences in capital structures, income taxes, stock-based compensation accounting policies, and depreciation and amortization policies.

Free cash flow. Free cash flow is useful to management and our investors as it is a measure of the Company’s liquidity. It provides a more complete understanding of factors and trends affecting our cash flows than the comparable GAAP measure. Net cash provided by (used in) operating activities and net cash provided by (used in) investing activities are aggregated and adjusted to exclude the impact of acquisitions, net of cash acquired and divestitures.

Outlook. Adjusted diluted earnings per share and free cash flow are non-GAAP measures. A quantitative reconciliation of our non-GAAP guidance to the corresponding GAAP information is not available because the non-GAAP guidance excludes certain GAAP information that is uncertain and difficult to predict. The adjusted diluted EPS guidance excludes expenses in the first three months of 2017 of $(5.40) per share related to goodwill impairment, litigation charges and transformational consultancy expenses. Actual amounts for these expenses appear in the non-GAAP table included later in this section. For the remainder of the year, the factors that will be excluded are currently unknown due to the level of unpredictability and uncertainty associated with these items, but may include actions such as future restructuring charges, gain or loss on future sales of assets or businesses, cash flow impacts of acquisitions, and other actions.

Essendant Reports First Quarter 2017 Results

Essendant Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Expenses, Adjusted Operating Income,

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted EBITDA, and Free Cash Flow

(unaudited)

(in thousands, except per share data)

	For the Three Months Ended March 31,
	2017	2016

Operating expenses	$371,850	$167,678
Impairment of goodwill	(198,828)	-
Litigation reserve	(6,000)	-
Transformational consultancy expenses	(2,951)	-
Restructuring charges	-	(254)
Adjusted operating expenses	$164,071	$167,424

Operating (loss) income	$(186,182)	$32,404
Operating expense adjustments noted above	207,779	254
Adjusted operating income	$21,597	$32,658

Net (loss) income	$(188,593)	$16,530
Operating expense adjustments noted above	207,779	254
Non-GAAP tax provision on adjustments
Impairment of goodwill	(6,559)	-
Litigation reserve	(2,324)	-
Transformational consultancy expenses	(1,118)	-
Restructuring charges	-	(99)
Adjusted net income	$9,185	$16,685

Diluted (loss) earnings per share	$(5.15)	$0.45
Operating expense adjustments noted above	5.67	0.01
Non-GAAP tax provision on adjustments	(0.27)	(0.01)
Adjusted diluted earnings per share	$0.25	$0.45

Net (loss) income	$(188,593)	$16,530
Provision for income taxes	(4,328)	9,977
Interest expense, net	6,739	5,897
Depreciation and amortization	10,965	11,731
Equity compensation expense	2,468	2,911
Operating expense adjustments noted above	207,779	254
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)	$35,030	$47,300

Net cash provided by (used in) operating activities	$53,025	$(10,821)
Net cash used in investing activities	(8,312)	(9,596)
Free cash flow	$44,713	$(20,417)